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                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE            August 28, 2000
                                 The J. M. Smucker Company
                                 Strawberry Lane, Orrville, Ohio 44667
                                 (330) 682-3000
                                 Contact:   Steven J. Ellcessor, Vice President-
                                            Finance and Administration, and
                                            General Counsel

                    J.M. Smucker Completes Share Combination;
                    New SJM Shares to Begin Trading Tomorrow

ORRVILLE, Ohio, August 28, 2000--The J.M. Smucker Company (NYSE: SJM.A and SJM.B) announced today that the legal filings necessary to combine its Class A and Class B shares into a new class of common have been completed. The transaction was approved by the shareholders of the Company at its annual meeting on August 15.

The Company's new common shares will begin trading on the New York Stock Exchange under the symbol "SJM" when the market opens tomorrow, August 29. Class A and Class B stock certificates will automatically convert into the new common shares and will not need to be exchanged by shareholders.

Also, with the completion of the Class A and Class B combination, the Company will proceed with the repurchase of approximately 4.3 million shares that were tendered to the Company at $18.50 per share as part of the transaction. After the repurchase, the Company will have 24,063,281 shares outstanding. The aggregate amount of the repurchase will be just over $79 million. The Company placed an additional $60 million in senior debt to help finance the repurchase.

"We have created a new simplified capital structure with a single class of common shares," said Tim Smucker, Chairman of The J. M. Smucker Company. "The stock should now be more liquid and easier to trade, with higher earnings per share and a higher return on shareholder equity."

The J.M. Smucker Company (www.smucker.com) was founded in 1897 when the Company's namesake and founder sold his first product--apple butter--from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods beverages, and natural peanut butter in North America. The Company has over 2000 employees worldwide and distributes products in more than 60 countries.

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, including uncertainties relating to the Company's operating performance, other factors affecting share prices, and factors affecting capital markets generally.